Exhibit 10.3
NON-EMPLOYEE DIRECTOR DEFERRED SHARE AWARD AGREEMENT
MARRIOTT INTERNATIONAL, INC.
STOCK AND CASH INCENTIVE PLAN
THIS AGREEMENT (the “Agreement”) is entered into on #GrantDate+C# (the “Grant Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and #ParticipantName+C# (“Director”).
WITNESSETH:
WHEREAS, the Company maintains the Marriott International, Inc. Stock and Cash Incentive Plan, as amended (the “Plan”);
WHEREAS, the Company wishes to award to non-employee Directors certain deferred share awards (“Deferred Share Awards” or “Awards”) as provided in Section 12.2 of the Plan; and
WHEREAS, the Director has been approved by the Human Resources and Compensation Committee (the “Committee”) and the Company’s Board of Directors (the “Board”) to receive an award of Deferred Share Awards under the Plan.
NOW, THEREFORE, it is agreed as follows:
1.     Prospectus. Director has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan, which contains, among other things, a detailed description of the Deferred Share Award provisions of the Plan. Director further acknowledges that Director has read the Prospectus and this Agreement and that Director understands the provisions thereof.
2.     Interpretation. The provisions of the Plan are incorporated by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.
3.     Grant of Award. The Company hereby grants to Director as of the Grant Date Deferred Share Awards with respect to #QuantityGranted+C# shares of Class A Common Stock of the Company (“Common Shares”), subject to the terms and conditions of the Plan and Director's acceptance of this Agreement. Under this Agreement, vested Common Shares shall be distributed to the Director in a lump sum within 30 days following the Director’s Termination of Service (as defined in Section 2.53 of the Plan), unless the Director makes an advance election designating another time or form of distribution in a manner designated by the Company.
4.     Vesting of Award. The Award shall vest and become nonforfeitable on a daily pro-rata basis over the Director’s term of office, which expires at the Annual Meeting following the Grant Date. Upon the Director’s Termination of Service, any unvested portion of the Award shall be forfeited.

5.     Rights as a Stockholder. Director shall have no voting, transfer, liquidation, dividend or other rights of a stockholder of the Company with respect to the Award prior to such time that the subject Common Shares are distributed to Director pursuant to Section 3.
6.    Non-Assignability. The Award shall not be assignable or transferable by Director except by will or by the laws of descent and distribution.
7.     Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Paragraph 6 above and the provisions of the Plan, to the personal representatives, legatees and heirs of Director.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date.

MARRIOTT INTERNATIONAL, INC.	DIRECTOR

#PARTICIPANTNAME#
Executive Vice President and Chief Human Resources Officer	Signed Electronically